Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:  Doug McFarlan, (312) 583-6024
or (312) 343-2561
www.edisonnews.com

Edison Mission Group Announces Commencement
of Exchange Offer by its Edison Mission Energy Unit

IRVINE, Calif., Oct. 12, 2006 — Edison Mission Group (EMG) announced today that its indirect subsidiary, Edison Mission Energy, has commenced an offer to exchange up to $500 million aggregate principal amount of new 7.50% senior notes due 2013, which have been registered under the Securities Act of 1933, as amended (the Securities Act), for an equal principal amount of its outstanding unregistered 7.50% senior notes due 2013.  Additionally, EMG announced an offer to exchange up to $500 million aggregate principal amount of new 7.75% senior notes due 2016, which have been registered under the Securities Act, for an equal principal amount of its outstanding unregistered 7.75% senior notes due 2016.

The exchange offer will expire at 5:00 p.m., New York City time, on Thursday, Nov. 9, 2006, unless extended.  Wells Fargo Bank, National Association, has been appointed as exchange agent for the exchange offer.  Requests for assistance or documents should be directed to Maddy Hall of Wells Fargo Bank, National Association, at (213) 614-2588.

This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security; such offers shall only be made by means of a prospectus.

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The Edison Mission Group (EMG) consists of unregulated subsidiaries of Rosemead, Calif.-based Edison International (NYSE:EIX,) an electric power generator and distributor, and an investor in infrastructure and renewable energy projects. The company is comprised of a regulated utility, Southern California Edison (SCE), and an unregulated group of business units, EMG.  The California Public Utilities Commission does not regulate the terms of EMG’s products and services.